Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Stock Purchase Rights)
of
Autobytel Inc.
at
$0.35 Net Per Share
pursuant to the Offer to Purchase dated April 20, 2009 by
Infield Acquisition, Inc.,
a wholly-owned subsidiary of
Trilogy Enterprises, Inc.,
a wholly-owned subsidiary of
Trilogy, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M.,
NEW YORK CITY TIME, ON MAY 19, 2009, UNLESS THE OFFER IS EXTENDED.

April 20, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated April 20, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal in connection with the third-party tender offer by Infield Acquisition, Inc., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Trilogy Enterprises, Inc., a Delaware corporation and wholly-owned subsidiary of Trilogy, Inc., a Delaware corporation (“Trilogy”), to purchase, (1) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Autobytel Inc., a Delaware corporation (the “Company”), and (2) the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Rights”) issued pursuant to the Rights Agreement, dated as of July 30, 2004 (as amended from time to time, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., successor-in-interest to U.S. Stock Transfer Corporation as Rights Agent, at a net price per Share equal to $0.35 in cash (without interest and subject to applicable withholding taxes) upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 20, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase and any amendments or supplements thereto, the “Offer”). Unless the context otherwise requires, all references herein to “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

Holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. If the Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the Expiration Date (as defined in the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as defined in the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder’s Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined in the Offer to Purchase) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure discussed in the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three Nasdaq Global Market trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates (as defined in the Offer to Purchase) are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in the Offer to Purchase. See the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD OR OUR NOMINEES AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

•	The Offer Price is $0.35 per Share, net to you in cash without interest and subject to applicable withholding taxes upon the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal;

•	The Offer is being made for all issued and outstanding Shares;

•	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON MAY 19, 2009, UNLESS THE OFFER IS EXTENDED.

•	The Offer is conditioned upon, among other things: (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares (together with the associated Rights), which, together with the Shares then owned by Trilogy and its wholly-owned subsidiaries (including Versata Enterprises, Inc. and Purchaser), represents a majority of the total number of Shares then outstanding on a fully-diluted basis; (ii) Purchaser being satisfied that the Rights have been redeemed or invalidated or are otherwise inapplicable to the Offer, the proposed second-step merger contemplated by the Offer, and any alternative proposal; (iii) Purchaser being satisfied that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the Offer, the proposed second-step merger contemplated by the Offer, and any alternative proposal; and (iv) Purchaser being satisfied that Purchaser will control the Company’s Board of Directors immediately after the Offer is consummated. Other conditions to the Offer are described in the Offer to Purchase. The Offer is not subject to any financing condition; and

•	Except as otherwise provided in the Letter of Transmittal, stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Information Agent or the Depositary or stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute or seek to have such statute declared inapplicable to the Offer. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates and, if applicable, Rights Certificates (or a timely Book-Entry Confirmation), (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in the Offer to Purchase), an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the opposite side of, or otherwise accompanying, this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE SO THAT WE WILL HAVE AMPLE TIME TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Stock Purchase Rights)
of
Autobytel Inc.
at
$0.35 Net Per Share
pursuant to the Offer to Purchase dated April 20, 2009 by
Infield Acquisition, Inc.,
a wholly-owned subsidiary of
Trilogy Enterprises, Inc.,
a wholly-owned subsidiary of
Trilogy, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated April 20, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase and any amendments or supplements thereto, the “Offer”) in connection with the third-party tender offer by Infield Acquisition, Inc., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Trilogy Enterprises, Inc., a Delaware corporation and wholly-owned subsidiary of Trilogy, Inc., a Delaware corporation (“Trilogy”), to purchase, (1) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Autobytel Inc., a Delaware corporation (the “Company”), and (2) the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Rights”) issued pursuant to the Rights Agreement, dated as of July 30, 2004 (as amended from time to time, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., successor-in-interest to U.S. Stock Transfer Corporation as Rights Agent, at a net price per Share equal to $0.35 in cash (without interest and subject to applicable withholding taxes) upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Unless the context otherwise requires, all references herein to “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

This will instruct you to tender the number of Shares and Rights indicated below (or, if no number is indicated below, all Shares and Rights) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:*

Shares*

Dated:

Account Number:

Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone Number(s)

Tax ID or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all you Shares and Rights are to be tendered.